Exhibit 99

November 19, 2009

HELMERICH & PAYNE, INC. ANNOUNCES FOURTH QUARTER AND

FISCAL YEAR-END EARNINGS

Helmerich & Payne, Inc. reported net income of $353,545,000 ($3.32 per diluted share) from operating revenues of $1,894,038,000 for its fiscal year ended September 30, 2009, compared with net income of $461,738,000 ($4.34 per diluted share) from operating revenues of $2,036,543,000 during the prior fiscal year ended September 30, 2008.  Included in fiscal 2009 and 2008 net income is non-operating related income (after-tax) of $0.04 and $0.27 per diluted share, respectively.  Non-operating items included are gains on the sales of investment securities, gains from involuntary conversion of long-lived assets, and income from asset sales.

Net income for the fourth quarter of fiscal 2009 was $51,488,000 ($0.48 per diluted share) from operating revenues of $362,217,000, compared with net income of $126,485,000 ($1.18 per diluted share) from operating revenues of $583,719,000 during last year’s fourth quarter.  Included in net income were gains from non-operating items that totaled $0.01 per diluted share for the fourth quarter of 2009 and $0.05 per diluted share for the fourth quarter of 2008.

Segment operating income for U.S. land operations was $90,137,000 for this year’s fourth fiscal quarter, compared with $158,724,000 for last year’s fourth fiscal quarter and $96,593,000 for this year’s third fiscal quarter.  The decline as compared to last year’s fourth quarter was primarily a result of significantly lower activity levels in the U.S. land drilling market.  The segment’s average rig revenue per day declined from $28,325 to $25,895, a drop of $2,430 per day from the third to the fourth fiscal quarter.  The corresponding average rig margin per day also sequentially declined from $16,052 to $14,551, a drop of $1,501 per day.  Excluding the impact of income corresponding to early contract terminations and to compensation from customers that requested delivery delays for new builds under long-term contracts during this year’s third and fourth fiscal quarters, the average rig revenue per day declined sequentially by $909 to $23,018 for the fourth fiscal quarter, and the average rig margin per day only slightly declined sequentially by $34 to $11,696 for the fourth fiscal quarter.

Approximately $2,850 of the average rig revenue and margin per day corresponding to U.S. land operations for this year’s fourth fiscal quarter was primarily a result of early contract termination revenue and of revenue corresponding to requested delivery delays for new builds under long-term contracts.   This compares to approximately $4,400 included in the rig revenue and margin per day averages corresponding to this year’s third fiscal quarter for the same type of revenue.  Additional revenues of approximately $40 million corresponding to new build early terminations (all of which took place before the fourth

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News Release

November 19, 2009

fiscal quarter of 2009) and to requested delivery delays are expected to be recognized after fiscal 2009.  At this point, the Company expects about 40% of this amount to favorably impact revenue during the first fiscal quarter of 2010, and the remainder to favorably impact the last three quarters of fiscal 2010.

Rig utilization for the Company’s U.S. land segment was 55% for this year’s fourth fiscal quarter, compared with 98% for last year’s fourth fiscal quarter and 51% for this year’s third fiscal quarter.  At the end of fiscal 2009, the Company’s U.S. land segment had 122 contracted rigs and 79 idle and available rigs.  The 122 contracted rigs included 94 rigs under term contracts, eight of which were new FlexRigs®* waiting on customers that requested delivery delays.  These eight completed but delayed FlexRigs were not considered for purposes of calculating the rig utilization rate for the quarter.  In its U.S. land segment, the Company now expects an average of approximately 95 rigs to remain under term contracts during the first fiscal quarter of 2010, and an average of approximately 90 rigs to remain under term contracts during all of fiscal 2010.

Segment operating income for the Company’s offshore operations was $12,023,000 for the fourth fiscal quarter of 2009, compared with $13,664,000 for last year’s fourth fiscal quarter and $12,723,000 for this year’s third fiscal quarter.  Average rig utilization of the Company’s nine platform rigs in the offshore segment was reported at 78% for this year’s fourth fiscal quarter, compared with 89% during last year’s fourth fiscal quarter and 93% during this year’s third fiscal quarter.  Lower utilization as compared to this year’s third fiscal quarter was offset by improving margins.  Average rig margins per day increased to $20,679 during this year’s fourth fiscal quarter from $18,555 during this year’s third fiscal quarter.

The Company’s international land operations segment recorded a loss of $6,252,000 for this year’s fourth fiscal quarter, compared with operating income of $18,573,000 for last year’s fourth fiscal quarter, and an operating loss of $8,321,000 for this year’s third fiscal quarter.  This year’s fourth quarter results in international land operations were negatively impacted by the Company’s decision earlier this year (due to the uncertainty of the timing of collections from PDVSA) to not record revenue from its operations in Venezuela until the corresponding cash is collected.  A devaluation loss of approximately $1.0 million recorded in Argentina operations also had a negative impact on this year’s fourth quarter results.   Average international rig utilization for the fourth fiscal quarter was 41%, compared with 97% during last year’s fourth fiscal quarter, and 62% during this year’s third fiscal quarter.  The rig utilization rate during the fourth quarter of fiscal 2009 was unfavorably impacted by five idle rigs in the U.S. that were transferred to the Company’s international land operations segment during the quarter for international bidding purposes.  Furthermore, the rig utilization rate excludes three new FlexRigs built under long-term contracts that had not commenced operations by the end of the fiscal year.  Including these three new rigs, the Company’s international land segment had 23 rigs contracted (13 of which were under term contracts) and 21 rigs idle and available at the end of fiscal 2009.

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News Release

November 19, 2009

The Company is proactively continuing efforts to collect unpaid invoice amounts in Venezuela.  Since its last quarterly earnings release on July 30, 2009, the Company has collected approximately $32 million (U.S. currency equivalent) from PDVSA.  As of today, the total invoiced amount by the Company that remains pending payment from PDVSA is approximately $73 million (U.S. currency equivalent), including approximately $61 million in invoices issued since the Company changed its revenue recognition to cash basis for its Venezuelan operation.  Invoices issued under cash basis revenue recognition include approximately $55 million in potential future revenue and approximately $6 million in non-revenue billings.  All 11 H&P rigs that formerly worked for PDVSA have completed their contract obligations and are currently idle.  The Company will continue to pursue future drilling opportunities in Venezuela, but it does not expect to commit to new contracts until additional progress is made on pending receivable collections and on conversion of local currency to U.S. dollars.

President and C.E.O. Hans Helmerich commented, “We are encouraged by signs of improvement in the U.S. land rig market.  The Company’s FlexRigs are clearly well suited for the more prolific shale plays and other horizontal and directional work that greatly benefits from our newer drilling technology.  We are also pleased to be working in Mexico under a Schlumberger Integrated Project Management (IPM) contract with PEMEX where six of our FlexRigs are now operating.  We believe FlexRig performance will add significant value under these types of contracts where large number of wells are drilled and valuable savings can be achieved with faster drilling and move times.  In a little over one year, we have taken our international FlexRig footprint from one to 14 rigs.”

Helmerich & Payne, Inc. is primarily a contract drilling company.  As of November 19, 2009, the Company’s existing fleet included 247 land rigs and nine offshore platform rigs.  In addition, the Company is scheduled to complete another five new H&P-designed and operated FlexRigs during fiscal 2010.  Upon completion of these commitments, the Company’s global land fleet will include a total of 190 FlexRigs.

Helmerich & Payne, Inc.’s conference call/webcast is scheduled to begin this morning at 11:00 a.m. ET (10:00 a.m. CT) and can be accessed at http://www.hpinc.com under Investors.  If you are unable to participate during the live webcast, the call will be archived on H&P’s website indicated above.

Statements in this release and information disclosed in the conference call and webcast that are “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934 are based on current expectations and assumptions that are subject to risks and uncertainties. For information regarding risks and uncertainties associated with the Company’s business, please refer to the “Risk Factors” and “Management’s Discussion & Analysis of Financial Condition and Results of Operations” sections of the Company’s SEC filings, including but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q.  As a result of these factors, Helmerich & Payne, Inc.’s actual results may differ materially from those indicated or implied by such forward-looking statements.

*FlexRig® is a registered trademark of Helmerich & Payne, Inc.

Contact:  Juan Pablo Tardio

(918) 588-5383

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News Release

November 19, 2009

HELMERICH & PAYNE, INC.

Unaudited

(in thousands, except per share data)

	Three Months Ended			Fiscal Year Ended
	June 30	September 30		September 30
CONSOLIDATED STATEMENTS OF INCOME	2009	2009	2008	2009	2008

Operating Revenues:
Drilling – U.S. Land	$282,358	$269,088	$437,376	$1,441,164	$1,542,038
Drilling – Offshore	55,605	47,278	50,084	204,702	154,452
Drilling – International Land	47,290	43,100	93,300	237,397	328,244
Other	2,514	2,751	2,959	10,775	11,809
	387,767	362,217	583,719	1,894,038	2,036,543

Operating costs and expenses:
Operating costs, excluding depreciation	220,339	196,997	322,745	1,011,558	1,086,666
Depreciation	61,043	63,509	63,700	236,437	210,766
General and administrative	14,225	13,606	14,343	59,413	57,059
Research and development	2,777	3,041	1,311	9,671	1,833
In-process research and development	—	—	—	—	11,129
Gain from involuntary conversion of long-lived assets	(264)	—	—	(541)	(10,236)
Income from asset sales	(1,785)	(1,278)	(9,086)	(6,032)	(13,490)
	296,335	275,875	393,013	1,310,506	1,343,727

Operating income	91,432	86,342	190,706	583,532	692,816

Other income (expense):
Interest and dividend income	542	487	1,669	4,965	5,038
Interest expense	(2,793)	(4,443)	(4,434)	(13,490)	(18,689)
Gain on sale of investment securities	—	—	—	—	21,994
Other	514	194	(860)	808	(1,230)
	(1,737)	(3,762)	(3,625)	(7,717)	7,113

Income before income taxes and equity in income of affiliate	89,695	82,580	187,081	575,815	699,929

Income tax provision	36,651	31,092	66,440	232,381	255,557

Equity in income of affiliate net of income taxes	—	—	5,844	10,111	17,366
NET INCOME	$53,044	$51,488	$126,485	$353,545	$461,738

Earnings per common share:
Basic	$0.50	$0.49	$1.20	$3.36	$4.43
Diluted	$0.50	$0.48	$1.18	$3.32	$4.34

Average common shares outstanding:
Basic	105,425	105,464	105,211	105,364	104,284
Diluted	106,829	106,967	107,300	106,650	106,424

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News Release

November 19, 2009

HELMERICH & PAYNE, INC.

Unaudited

(in thousands)

CONSOLIDATED CONDENSED BALANCE SHEETS	9/30/09	9/30/08

ASSETS
Cash and cash equivalents	$141,486	$121,513
Other current assets	381,446	569,134
Total current assets	522,932	690,647
Investments	356,404	199,266
Net property, plant, and equipment	3,265,907	2,682,251
Other assets	15,781	15,881
TOTAL ASSETS	$4,161,024	$3,588,045

LIABILITIES AND SHAREHOLDERS’ EQUITY
Total current liabilities	301,906	$308,957
Total noncurrent liabilities	756,109	538,614
Long-term notes payable	420,000	475,000
Total shareholders’ equity	2,683,009	2,265,474

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$4,161,024	$3,588,045

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News Release

November 19, 2009

HELMERICH & PAYNE, INC.

Unaudited

(in thousands)

	Years Ended
	September 30
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS	2009	2008

OPERATING ACTIVITIES:
Net income	$353,545	$461,738
Depreciation	236,437	210,766
In-process research and development	—	11,129
Changes in assets and liabilities	322,513	(7,366)
Gain from involuntary conversion of long-lived assets	(541)	(10,236)
Gain on sale of assets and investment securities	(6,032)	(35,354)
Other	(8,603)	(19,849)
Net cash provided by operating activities	897,319	610,828

INVESTING ACTIVITIES:
Capital expenditures	(880,753)	(705,635)
Insurance proceeds from involuntary conversion of long-lived assets	541	13,926
Proceeds from sale of assets and investments	8,699	48,415
Purchase of short-term investments	(12,500)	—
Acquisition of business, net of cash acquired	(16)	(12,041)
Net cash used in investing activities	(884,029)	(655,335)

FINANCING ACTIVITIES:
Dividends paid	(21,111)	(19,333)
Increase in bank overdraft	2,038	—
Proceeds from exercise of stock options	1,272	14,537
Net proceeds from short-term and long-term debt	23,267	56,733
Excess tax benefit from stock-based compensation	1,217	24,868
Net cash provided by financing activities	6,683	76,805

Net increase in cash and cash equivalents	19,973	32,298
Cash and cash equivalents, beginning of period	121,513	89,215
Cash and cash equivalents, end of period	$141,486	$121,513

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News Release

November 19, 2009

	Three Months Ended			Fiscal Year Ended
	June 30	September 30		September 30
SEGMENT REPORTING	2009	2009	2008	2009	2008
	(in thousands, except days and per day amounts)
U.S. LAND OPERATIONS
Revenues	$282,358	$269,088	$437,376	$1,441,164	$1,542,038
Direct operating expenses	133,041	125,005	221,735	663,385	756,828
General and administrative expense	4,133	3,978	4,147	16,812	17,599
Depreciation	48,591	49,968	52,770	187,259	161,893
Segment operating income	$96,593	$90,137	$158,724	$573,708	$605,718

Revenue days	9,302	9,902	16,382	48,055	59,804
Average rig revenue per day	$28,325	$25,895	$25,034	$28,194	$24,522
Average rig expense per day	$12,273	$11,344	$11,871	$12,009	$11,393
Average rig margin per day	$16,052	$14,551	$13,163	$16,185	$13,129
Rig utilization	51%	55%	98%	68%	96%

OFFSHORE OPERATIONS
Revenues	$55,605	$47,278	$50,084	$204,702	$154,452
Direct operating expenses	38,854	31,423	32,159	133,442	104,454
General and administrative expense	1,004	975	964	4,095	4,452
Depreciation	3,024	2,857	3,297	11,872	12,152
Segment operating income	$12,723	$12,023	$13,664	$55,293	$33,394

Revenue days	763	644	736	2,938	2,442
Average rig revenue per day	$45,531	$47,547	$52,452	$48,677	$47,743
Average rig expense per day	$26,976	$26,868	$30,054	$27,373	$29,655
Average rig margin per day	$18,555	$20,679	$22,398	$21,304	$18,088
Rig utilization	93%	78%	89%	89%	75%

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News Release

November 19, 2009

	Three Months Ended			Fiscal Year Ended
	June 30	September 30		September 30
SEGMENT REPORTING	2009	2009	2008	2009	2008
	(in thousands, except days and per day amounts)
INTERNATIONAL LAND OPERATIONS
Revenues	$47,290	$43,100	$93,300	$237,397	$328,244
Direct operating expenses	47,913	40,204	68,679	213,552	224,683
General and administrative expense	555	857	554	2,892	3,974
Depreciation	7,143	8,291	5,494	28,180	29,614
Segment operating income (loss)	$(8,321)	$(6,252)	$18,573	$(7,227)	$69,973

Revenue days	1,622	1,319	2,299	7,374	8,026
Average rig revenue per day	$27,340	$29,406	$37,691	$29,650	$37,604
Average rig expense per day	$26,433	$26,162	$26,447	$25,993	$24,489
Average rig margin per day	$907	$3,244	$11,244	$3,657	$13,115
Rig utilization	62%	41%	97%	68%	82%

Operating statistics exclude the effects of offshore management contracts, gains and losses from translation of foreign currency transactions, and do not include reimbursements of  “out-of-pocket” expenses in revenue per day, expense per day and margin calculations.

Reimbursed amounts were as follows:

U.S. Land Operations	$18,877	$12,676	$27,275	$86,297	$75,519
Offshore Operations	$13,409	$8,498	$5,829	$34,125	$16,330
International Land Operations	$2,945	$4,312	$6,647	$18,755	$26,431

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News Release

November 19, 2009

Segment operating income is a non-GAAP financial measure of the Company’s performance, as it excludes general and administrative expenses, corporate depreciation, income from asset sales and other corporate income and expense.  The Company considers segment operating income to be an important supplemental measure of operating performance for presenting trends in the Company’s core businesses.  This measure is used by the Company to facilitate period-to-period comparisons in operating performance of the Company’s reportable segments in the aggregate by eliminating items that affect comparability between periods.  The Company believes that segment operating income is useful to investors because it provides a means to evaluate the operating performance of the segments and the Company on an ongoing basis using criteria that are used by our internal decision makers.  Additionally, it highlights operating trends and aids analytical comparisons.  However, segment operating income has limitations and should not be used as an alternative to operating income or loss, a performance measure determined in accordance with GAAP, as it excludes certain costs that may affect the Company’s operating performance in future periods.

The following table reconciles segment operating income (loss) per the information above to income before income taxes and equity in income of affiliates as reported on the Consolidated Statements of Income (in thousands).

	Three Months Ended			Fiscal Year Ended
	June 30	September 30		September 30
SEGMENT REPORTING	2009	2009	2008	2009	2008
Operating income (loss)
U.S. Land	$96,593	$90,137	$158,724	$573,708	$605,718
Offshore	12,723	12,023	13,664	55,293	33,394
International Land	(8,321)	(6,252)	18,573	(7,227)	69,973
Other	(2,304)	(2,376)	(400)	(7,032)	(7,996)
Segment operating income	$98,691	$93,532	$190,561	$614,742	$701,089
Corporate general and administrative	(8,533)	(7,796)	(8,678)	(35,614)	(31,034)
Other depreciation	(1,305)	(1,349)	(1,137)	(5,124)	(4,156)
Inter-segment elimination	530	677	874	2,955	3,191
Gain from involuntary conversion of long-lived assets	264	—	—	541	10,236
Income from asset sales	1,785	1,278	9,086	6,032	13,490
Operating income	$91,432	$86,342	$190,706	$583,532	$692,816

Other income (expense):
Interest and dividend income	542	487	1,669	4,965	5,038
Interest expense	(2,793)	(4,443)	(4,434)	(13,490)	(18,689)
Gain on sale of investment securities	—	—	—	—	21,994
Other	514	194	(860)	808	(1,230)
Total other income (expense)	(1,737)	(3,762)	(3,625)	(7,717)	7,113

Income before income taxes and equity in income of affiliate	$89,695	$82,580	$187,081	$575,815	$699,929

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